Exhibit 99.1

RELEASE AGREEMENT

          This Release Agreement (“Agreement”) is executed by and between SureWest Communications (“Company”), and Fred A. Arcuri (“Employee”), with reference to the facts set forth in the recitals below.

RECITALS

          A.          Employee was originally hired as an employee of the Company subsidiary known as Roseville Telephone Company.  During the course of Employee’s employment by Roseville Telephone Company, that subsidiary was covered by, and Employee was a participant in, the SureWest Communications Pension Plan, as amended (“Pension Plan”).

          B.          Employee was transferred to SureWest Broadband, another wholly-owned subsidiary of the Company, effective December 23, 2001 (“Transfer Date”).  It was the intention of the Company and Employee that Employee’s participation in the Pension Plan would continue without interruption, and Employee would receive Credited Service (as defined in the Pension Plan) under the Pension Plan for all periods of employment with SureWest Broadband.

          C.          SureWest Broadband was not then a participating employer in the Pension Plan, and did not adopt the Pension Plan until January 1, 2004 (“Adoption Date”).  Under the terms of the Pension Plan, employees of SureWest Broadband receive Credited Service only for periods of employment from and after the Adoption Date.  Employee is not entitled to Credited Service under the Pension Plan for the period between the Transfer Date and the Adoption Date.

          D.          Company desires to compensate Employee separately for the approximate present value of the additional benefits which Employee would have received if the Employee had been given the additional Credited Service under the Pension Plan, in exchange for Employee’s agreement that Employee will not be entitled to Credited Service under the Pension Plan for the period between the Transfer Date and the Adoption Date.

AGREEMENT

          1.          For and in consideration of payment of the sum of $157,872.55, Employee hereby releases the Company and each of its subsidiaries, their respective officers, directors, shareholders, employees and agents, the SureWest Communication Pension Plan, its trustees, plan administrator, and all of its fiduciaries (“Released Parties”), of and from any and all claims, demands, actions, causes of action, liabilities, damages, penalties and expenses of every kind whatsoever, known or unknown, including without limitation claims under the Age Discrimination in Employment Act, which Employee may have or be entitled to assert against any or all of the Released Parties by reason of the circumstances described in Recitals A through D above.  Employee expressly acknowledges no entitlement to Credited Service under the Pension Plan for the period between the Transfer Date and the Adoption Date.  This Release is unconditional, and is intended to be a full and final resolution and settlement of any and all such claims.  Employee accepts such payment as full and final settlement, covenants not to sue or otherwise assert any such claim against the Released Parties at any time in the future, and agrees to indemnify and hold harmless the Released Parties with respect to any such claim which may be asserted by or on behalf of Employee in the future.

          2.          Employee understands and agrees that Employee:

a. has up to twenty-one (21) days from the date of this Agreement (December 6, 2005) within which to consider this Agreement before executing it (December 27, 2005);

b. has carefully read and fully understands all of the provisions of this Agreement;

             c.          is, by this Agreement, releasing the Company from any and all claims Employee may have against the Company relating solely to the absence of Credited Service under the Pension Plan for the period between the Transfer Date and the Adoption Date, including claims which might be brought pursuant to the Age Discrimination in Employment Act;

d. knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

e. knowingly and voluntarily intends to be legally bound by the same;

             f.          was advised and hereby is advised in writing to consider the terms of this Agreement and represents that Employee has been provided the opportunity to consult with an attorney of Employee’s choice prior to executing this Agreement; and

g. understands that rights or claims based upon facts that may arise after the date of this Agreement is executed are not waived.

          3.          Employee will have a full seven (7) days following the execution of this Agreement to revoke the settlement and release of claims contained herein by tendering to the Company during that period a written revocation, and returning with the notice of revocation the sum referred to in Section 1 above, in which case Employee will be entitled to no consideration under this Agreement.  Employee has been, and hereby is, advised in writing that the release of known and unknown claims set forth herein, and any obligations of the Company hereunder, shall not remain effective or enforceable if Employee timely provides said written revocation to the Company.

          4.          This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, insurers, successors and assigns.  Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.  Should any provision of this Agreement be declared or be determined to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term or provision shall be deemed not to be a part of this Agreement.

          5.          This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter hereof.  This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.  It may also be executed in counterparts, and shall remain, nonetheless, one single agreement.

          6.          This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said state.

Date:  December 15, 2005

/s/ Fred A. Arcuri

Fred A. Arcuri, Employee

/s/ Carol Arcuri

Carol Arcuri (spouse)

SureWest Communications

By	/s/ Philip A. Gybas

Philip A. Gybas